Exhibit 10.1

March 10, 2015

Hans J. Sack

362 Edelweiss Lane

Ligonier, Pennsylvania 15658

On behalf of The ExOne Company, a Delaware Corporation (the “Company”), I am pleased to extend to you an offer of employment with the Company, subject to the terms and conditions set forth in this letter.

Title/Location:	You will serve the Company as President, an Executive Officer position, in our North Huntingdon, Pennsylvania office. Please be aware that your job duties and schedule may be modified from time to time by the Company depending upon the needs of the Company.

Start Date:	Your anticipated start date will be March 16, 2015 or sooner (“Start Date”).

Supervisor:	Your supervisor will be the Chief Executive Officer, (as of the date hereof, S. Kent Rockwell).

Compensation:	As President, you will be paid $300,000 on an annualized basis, less payroll deductions and all required withholdings. You will also receive a grant of restricted stock on March 16, 2015 for 5,000 shares, which will vest in three (3) equal installments over a three (3) year period.

Benefits:	Additionally, you will be entitled to participate in any Company benefit plans that may be in effect from time to time according to the eligibility rules and other terms and conditions of such plans. You will be entitled to five (5) weeks of vacation each year and will otherwise be subject to the Company’s vacation policy. Please note that the Company reserves the right to change the terms of its employee benefit plans, or to eliminate the plans altogether, at any time.

Policies; Term of Employment and Severance:	As an employee of the Company, you will be subject to all Company policies and procedures that may be in effect from time to time. Your employment period will begin on March 16, 2015 and end on the first anniversary of the Start Date (the “Initial Term”) unless further extended or sooner terminated as hereinafter provided. Commencing on the second anniversary of your Start Date, the employment period will automatically be extended for one (1) additional year, unless not later than sixty (60) days immediately preceding such anniversary, the Company or you shall have given written notice to the other that it does not wish to extend the term. If the Company terminates your employment for any reason during the Initial Term, it will pay you a severance amount equal to three (3) months base salary in a lump sum within thirty (30) days after you sign a release agreement mutually satisfactory to the Company and you.

Pre-Employment Requirements:	Pursuant to federal requirements, you will be required to complete an I-9 Form and present required documentation of your identity and work eligibility. A background check and drug/alcohol testing are also conditions of your employment. This offer of employment is contingent upon your successful compliance with these requirements. We agree that you shall resign from your current term as a member of the Company’s Board prior to the expiration of that term and as a condition to the position of employment described herein.

Restrictive Covenants:	In order to finalize your employment with the Company, you are required to identify any and all restrictive covenants and non-competition agreements to which you are currently a party. Please be aware that, consistent with your at-will status, the Company reserves the right to revoke your offer of employment following its review of any restrictive covenants or non-competition agreements to which you are a party. Further, the Company expressly requests that you refrain from utilizing, at any time during your employment with us, any confidential and proprietary information belonging to any third parties. As a condition to your employment with the Company, you are required to sign and comply with the Proprietary Information attached hereto as Exhibit A which, among other things, prohibits unauthorized use or disclosure of the Company’s proprietary information.

Business Hours:	The normal business hours are from 8:00 A.M. to 5:00 P.M., Monday through Friday. You may be expected to work additional hours as required by the nature of your work assignments.

Integration:	This letter, together with Exhibit A, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by an officer of the Company.

Acceptance:	Please sign and date this letter, and return it to me by March 16, 2015 or sooner if you wish to accept employment at the Company under the terms described above. We will provide you with a copy for your records. If you accept our offer, we would like you to start on or about March 16, 2015 depending upon completion of the pre-employment process.

(Signatures on the following page.)

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

The ExOne Company

By:	/s/ JoEllen Lyons Dillon
JoEllen Lyons Dillon, EVP, CLO and Corporate Secretary

By:	/s/ Lauri Mayconich
Lauri Mayconich, Human Resources Manager

Accepted:

/s/ Hans J. Sack	March 10, 2015
Hans J. Sack	Date

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